EXHIBIT 99.1

FOR IMMEDIATE RELEASE	August 15, 2005

PROPEX FABRICS INC. ANNOUNCES SECOND QUARTER 2005

FINANCIAL RESULTS

Austell, Georgia, August 15, 2005 – Propex Fabrics Inc. today announced three and six months ended June 30, 2005 financial results.

Business Combination

Prior to December 1, 2004, we were owned by BP p.l.c. and operated under the name of Amoco Fabrics and Fibers Company in the U.S. and other names in our international locations. We were acquired by an investor group that includes investment entities affiliated with The Sterling Group, L.P., Genstar Capital, L.P., and Laminar Direct Capital, L.P., BNP Paribas Private Capital Group, through Paribas North America Inc., certain members of our senior management and certain other investors on December 1, 2004, and became a stand-alone company operating under the name Propex Fabrics Inc.

The following table presents supplemental pro forma information for each of the three and six months ended June 30, 2005 and 2004 as if the acquisition had been completed as of the beginning of each respective period. Pro forma adjustments are based on certain estimates and assumptions and include the impact of:

•	The conversion from LIFO to FIFO accounting;

•	Postretirement benefit cost reductions due to BP retaining liability for the current retiree eligible employees and our limiting the remaining plan;

•	Pension cost reductions due to BP retaining certain German pension liabilities;

•	Reduced depreciation resulting from purchase accounting adjustments to reduce the value of long- lived assets resulting from the allocation of negative goodwill;

•	Amortization of the new non-compete agreement between us and BP and other intangibles newly created as a result of the acquisition; and

•	Substitution of the new debt structure in place of the prior affiliate debt.

	Three Months Ended June 30,			Six Months Ended June 30,
	(dollars in millions)
	2005	2004	% Increase/ (Decrease)	2005	2004	% Increase/ (Decrease)
Income before income taxes	$8.0	$2.2	264%	$13.3	$7.1	87%
Interest expense	5.7	1.5	280%	11.2	3.0	273%
Depreciation & amortization	4.9	6.1	(20)%	9.4	11.9	(21)%
Pro forma adjustments	—	3.4	(b )	—	8.5	(b )

Pro forma income before interest, income taxes, depreciation and amortization (Pro forma EBITDA)(a)	$18.6	$13.2	41%	$33.9	$30.5	11%

(a)–	Pro forma EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. Pro forma EBITDA is not a measure of performance under GAAP. We believe that pro forma EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA and pro forma EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA. However, pro forma EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and pro forma EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.
(b)–	Percentage change not meaningful.

2005 results include certain stand-alone and other costs not included in the 2004 results, as elaborated in the below discussion. The 2005 interest expense relates to our $150 million 10% Senior Notes due 2012, the $110 million Senior Secured Term Loan due 2011 and amounts drawn under the Revolving Credit Facility due 2009.

Second Quarter Revenue

Total net revenue increased $10.3 million, or 6.5%, from $157.8 million in the three months ended June 30, 2004 to $168.1 million in the three months ended June 30, 2005. This revenue increase is primarily due to an increase in North America furnishings net revenue of $10.1 million, along with net revenue increases of $3.0 million in Europe and $0.4 million in Brazil. These segment increases were partially offset by a $3.2 million revenue decrease in North America industrial fabrics.

Year-To-Date Revenue

Total net revenue increased $31.3 million or 10.5% from $298.3 million in the six months ended June 30, 2004 to $329.6 million in the six months ended June 30, 2005. This revenue increase is primarily due to an increase in North America furnishings net revenue of $20.7 million, along with net revenue increases of $5.8 million in North America industrial fabrics, $3.3 million in Europe and $1.5 million in Brazil.

The following table compares revenue performance for the three and six months ended June 30, 2005 with the prior year:

	Three Months Ended June 30,			Six Months Ended June 30,
	(dollars in millions)
Net revenue	2005	2004	% Increase	2005	2004	% Increase
North America
Furnishings	$99.8	$89.7	11%	$195.5	$174.8	12%
Industrial Fabrics	32.7	35.9	(9)%	64.7	58.9	10%
Europe	25.5	22.5	13%	50.5	47.2	7%
Brazil	10.1	9.7	4%	18.9	17.4	9%

Total net revenue	$168.1	$157.8	7%	$329.6	$298.3	11%

Second Quarter Cost of Sales

Cost of sales increased 1.7% from $138.2 million in the three months ended June 30, 2004 to $140.6 million in the three months ended June 30, 2005. The increase in cost of sales primarily reflects the significant increase in the cost of polypropylene. These additional costs were offset by lower postretirement benefits, the absence of a LIFO adjustment expense, lower depreciation and lower non-recurring charges. As a percentage of net revenue, cost of sales decreased from 87.6% in the three months ended June 30, 2004 to 83.6% in the three months ended June 30, 2005, primarily due to the decreases in non-raw material manufacturing costs.

Year-To-Date Cost of Sales

Cost of sales increased 6.7% from $259.8 million in the six months ended June 30, 2004 to $277.3 million in the six months ended June 30, 2005. The increase in cost of sales primarily reflects the significant increase in the cost of polypropylene, along with a $4.2 million expense related to the amortization of purchase accounting related inventory fair value adjustments. These additional costs were offset by lower postretirement benefits, the absence of a LIFO adjustment expense, lower depreciation and lower non-recurring charges.

As a percentage of net revenue, cost of sales decreased from 87.1% in the six months ended June 30, 2004 to 84.1% in the six months ended June 30, 2005, primarily due to the decreases in non-raw material manufacturing costs and lower non-recurring expenses.

Second Quarter Selling, General and Administrative Expenses

Selling, general and administrative expenses increased from $12.6 million in the three months ended June 30, 2004 to $14.1 million in the three months ended June 30, 2005. As a percentage of net revenue, selling, general and administrative expenses increased from 8.0% in the three months ended June 30, 2004 to 8.4% in the three months ended June 30, 2005. In North America, administrative costs increased during the first half of 2005 due to the amortization of intangible assets established under purchase accounting, the inclusion of certain stand-alone costs such as insurance costs and a non-recurring $1.0 million CEO severance expense. In 2004, BP corporate cost allocations were treated as a reconciling item and excluded from segment results. Included within selling, general and administrative expenses is our research and development expense, which totaled $2.0 million and $1.8 million in the second three months of 2004 and 2005, respectively.

Year-To-Date Selling, General and Administrative Expenses

Selling, general and administrative expenses increased from $25.4 million in the six months ended June 30, 2004 to $28.3 million in the six months ended June 30, 2005. As a percentage of net revenue, selling, general and administrative expenses increased from 8.5% in the six months ended June 30, 2004 to 8.6% in the six months ended June 30, 2005. In North America, administrative costs increased during the first half of 2005 due to the amortization of intangible assets established under purchase accounting, the inclusion of certain stand-alone costs such as insurance costs and one-time acquisition accounting costs and a non-recurring $1.0 million CEO severance expense. In 2004, BP corporate cost allocations were treated as a reconciling item and excluded from segment results. Included within selling, general and administrative expenses is our research and development expense, which totaled $3.7 million and $3.5 million in the first six months of 2004 and 2005, respectively.

Second Quarter Income Before Interest and Taxes

Income before interest and taxes increased from $3.7 million in the three months ended June 30, 2004 to $13.7 million in the three months ended June 30, 2005. North America furnishings segment income increased from $6.9 million in the three months ended June 30, 2004 to $11.7 million in the three months ended June 30, 2005 due to higher unit net spreads, a favorable shift in product mix and decreased fixed manufacturing costs due to cost reduction and efficiency improvement activities. North America industrial fabrics segment income improved from a $2.6 million loss in the three months ended June 30, 2004 to income of $0.7 million in the three months ended June 30, 2005 due to higher unit net spreads and decreased non-raw material manufacturing costs due to cost reduction and efficiency improvement activities. Europe segment income increased from a loss of $0.6 million in the three months ended June 30, 2004 to income of $0.4 million in the three months ended June 30, 2005. This increase in segment income primarily resulted from a combination of higher unit net spreads and higher volumes. In addition, we experienced lower selling, general and administrative costs in the three months ended June 30, 2005 as compared to the prior-year period. Brazil segment income decreased from $1.9 million in the three months ended June 30, 2004 to $0.9 million in the three months ended June 30, 2005. The decrease in segment income was due, in part, to lower volume and higher manufacturing costs. These higher manufacturing costs resulted from higher resin costs and the 2004 capacity expansion of our Curitiba, Brazil facility.

Year-To-Date Income Before Interest and Taxes

Income before interest and taxes increased from $9.9 million in the six months ended June 30, 2004 to $24.2 in the six months ended June 30, 2005. North America furnishings segment income increased from $16.8 million in the six months ended June 30, 2004 to $20.9 million in the six months ended June 30, 2005. The increase in the segment income was due to higher unit net spreads, a favorable shift in product mix, decreased fixed manufacturing costs due to cost reduction, efficiency improvement activities and the absence of a significant one-time repair expenditure, which occurred in the first half of 2004. North America industrial fabrics segment income improved from a loss of $4.6 million in the six months ended June 30, 2004 to $1.4 million of income during the six months ended June 30, 2005. The increase in the segment income was due to higher unit net spreads, decreased non-raw material manufacturing costs due to cost reduction, efficiency improvement activities and the absence of a significant one-time repair expenditure, which occurred in the first half of 2004. Europe segment income increased from a loss of $0.3 million in the six months ended June 30, 2004 to income of $0.2 million in the six months ended June 30, 2005. This increase in segment income resulted, in part, from an increase in local currency unit selling costs and a reduction in selling, general and administrative costs. Brazil segment income decreased from $3.4 million in the first six months ended June 30, 2004 to $1.7 million in the six months ended June 30, 2005. The decrease in the segment income was due, in part, to lower volume and higher manufacturing costs. These higher manufacturing costs resulted from higher resin costs and the 2004 capacity expansion of our Curitiba, Brazil facility.

	Three Months Ended June 30,			Six Months Ended June 30,
	(dollars in millions)
Income before interest and taxes	2005	2004	% Increase / (Decrease)	2005	2004	% Increase / (Decrease)
North America
Furnishings	$11.7	$6.9	70%	$20.9	$16.8	24%
Industrial Fabrics	0.7	(2.6)	(127)%	1.4	(4.6)	(130)%
Europe	0.4	(0.6)	(167)%	0.2	(0.3)	(167)%
Brazil	0.9	1.9	(53)%	1.7	3.4	(50)%

Segment income	$13.7	$5.6	145%	$24.2	$15.3	58%
Reconciling items:
LIFO expense	—	0.6	(b)	—	3.0	(b)
Parent costs (a)	—	1.3	(b)	—	2.4	(b)

Income before interest and taxes	$13.7	$3.7	270%	$24.2	$9.9	144%

(a)	– Represents BP corporate cost allocations prior to the acquisition.
(b)	– Percentage change not meaningful.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	Three Months Ended June 30,			Six Months Ended June 30,
	(dollars in millions)
Selected financial data	2005	2004	% Increase/ (Decrease)	2005	2004	% Increase/ (Decrease)
Income before interest and taxes	$13.7	$3.7	270%	$24.2	$9.9	144%
Interest expense, net	5.7	1.5	280%	10.9	2.8	289%

Income before income taxes	8.0	2.2	264%	13.3	7.1	87%
Income taxes	2.6	0.8	225%	4.7	1.7	177%

Net Income	$5.4	$1.4	286%	$8.6	$5.4	59%

Sales volumes (million square yards)	655	723	(9)%	1,293	1,394	(7)%
Unit net spread, $/square yard (a)	$.139	$.129	8%	$.136	$.130	5%

(a)	– Unit net spread is defined as revenue less raw material cost on a per square yard basis.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Fabrics Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

The Company has been engaged in the textile industry since 1884 and formerly operated under the name Amoco Fabrics and Fibers Company in the U.S. and by other names in international locations, also known as the BP Fabrics and Fibers Business, from 1968 until December 1, 2004, and since then as Propex Fabrics Inc.